UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                 APRIL 14, 2005


                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


           DELAWARE                   000-23889             76-0553110
 (STATE OF OTHER JURISDICTION OF     (COMMISSION         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       FILE NO.)         IDENTIFICATION NO.)

            6601 OWENS DRIVE, SUITE 115, PLEASANTON, CALIFORNIA 94588
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (925) 251-0000
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                                 _______________



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Item 1.01    Entry into a Material Definitive Agreement.

     (a)(1) On April 14, 2005, the Registrant ("BrightStar" or the "Company") and Stellar McKim LLC ("Stellar"), a financial services and software group, entered into a Stock Purchase Agreement (the "Stellar Transaction").

     (2) Pursuant to the Stellar Transaction, the Company filed a Certificate of Designations creating a new series of Preferred Stock designated Series A Convertible Preferred Stock ("Series A Preferred Stock") and issued and sold to Stellar (i) 41,487,929 shares of Common Stock, representing approximately 57.6% of BrightStar's currently authorized shares, for $213,415 in cash and (ii) 136,585 shares of Series A Preferred Stock, which are convertible into 482,764,933 shares of the Company's Common Stock. The conversion of the Series A Preferred Stock issued to Stellar in the Stellar Transaction is subject to stockholder approval of an amendment to the Registrant's Certificate of incorporation to increase the authorized shares of the Company's Common Stock. Upon such approval and conversion of its Series A Preferred Stock, Stellar will own 94.5% of the common stock of BrightStar, on a fully diluted basis.

          Pursuant to the Stellar Transaction, the Company also entered into an Omnibus Agreement (as amended, the "Omnibus Agreement"), with Stellar, BrightStar Information Technology Services, Inc. ("Services"), the Company's principal operating subsidiary, and each holder (the "Holder") of Service's Series 1 Convertible Subordinated Promissory Notes (the "Notes"), pursuant to which Stellar agreed to acquire all of the Notes from the Holders. Pursuant to the Omnibus Agreement and the Purchase Agreement, the warrants that were originally issued in connection with the issuance of the Notes were cancelled, the conversion feature of the Notes was eliminated, the maturity of the Notes, as well as the due date for interest accrued at March 31, 2005, was extended until December 31, 2007 and the Company issued 13,869,121 shares of common stock to the Holders.

          The Stellar Transaction resulted in a change of control of the Company. The conversion of the Series A Preferred Stock issued to Stellar in the Stellar Transaction is subject to stockholder approval, but Stellar owns over 50% of BrightStar's currently authorized shares, and, thus, has sufficient shares to approve such conversion. Upon such stockholder approval and conversion of Stellar's Series A Preferred Stock, Stellar will own 94.5% of the common stock of BrightStar on a fully diluted basis. In addition, the Series A Preferred Stock has voting rights based on the number of shares of Common Stock into which it is convertible. Therefore, immediately after the consummation of the Stellar Transaction, Stellar has approximately 94.7% of the voting power held by stockholders of the Company in all matters upon which stockholders may vote.


Item 5.01    Changes in Control of Registrant

     (a)(1) The Registrant issued and sold to Stellar shares of Common Stock, representing approximately 57.6% of BrightStar's currently authorized shares resulting in a change in control.

     (2) On April 14, 2005, the Registrant and Stellar, a financial services and software group, entered into a Stock Purchase Agreement (the "Stellar Transaction"). Pursuant to the Stellar Transaction, the Company filed a Certificate of Designations creating a new series of Preferred Stock designated Series A Convertible Preferred Stock ("Series A Preferred Stock") and issued and sold to Stellar (i) 41,487,929 shares of Common Stock, representing approximately 57.6% of BrightStar's currently authorized shares, for $213,415 in cash and
          (ii) 136,585 shares of Series A Preferred Stock, which are convertible into 482,764,933 shares of the Company's Common Stock. The conversion of the Series A Preferred Stock issued to Stellar in the Stellar Transaction is subject to stockholder approval of an amendment to the Registrant's Certificate of incorporation to increase the authorized shares of the Company's Common Stock. Upon such approval and conversion of its Series A Preferred Stock, Stellar will own 94.5% of the common stock of BrightStar, on a fully diluted basis.


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     (3)  The following table contains certain information regarding beneficial ownership of our common stock as of April 14, 2005 by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, and their respective addresses (ii) each of our current directors, (iii) the Chief Executive Officer and our other executive officers, and (iv) all directors and executive officers as a group.

                                                 SHARES BENEFICIALLY OWNED
                                        ----------------------------------------
                                              NUMBER(1)             PERCENT
                                        -------------------  -------------------
             5% BENEFICIAL OWNERS:
               Stellar McKim LLC            525,252,862              94.7%




     NON-EMPLOYEE DIRECTORS:
             Jennifer T. Barrett                170,000               0.0%
             W. Barry Zwahlen                   170,000               0.0%
             Thomas A. Hudgins                  304,343               0.1%
     EXECUTIVE OFFICERS:
             Joseph A. Wagda                  3,612,136               0.7%

     All directors and executive
      officers as a group (4 persons)         4,256,479               0.8%


     (4) Total consideration paid was $350,000 for the capital stock. In addition, pursuant to the Omnibus Agreement described in Item 1.01, Stellar paid to the Note holders an aggregate of $860,000 to purchase their notes.

     (5) The source of the consideration paid by Stellar was its internal funds.


Item 9.01    Financial Statements and Exhibits

                 Exhibit 1: Stock Purchase Agreement







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                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                                           BRIGHTSTAR INFORMATION TECHNOLOGY
                                            GROUP, INC.

Date: April 14, 2005.                      BY: /s/ Joseph A. Wagda
                                               ---------------------------------
                                               Joseph A. Wagda
                                               Chairman, Chief Executive Officer
                                               and Chief Financial Officer